Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street San Jose, CA 95112-4598

Contact:	Tom Smegal (408) 367-8200 (analysts) Shannon Dean (310) 257-1435 (media)	October 30, 2013

SETTLEMENT AGREEMENT REACHED IN

CALIFORNIA WATER SERVICE COMPANY’S GENERAL RATE CASE

SAN JOSE, CA  — California Water Service Company (Cal Water), the largest subsidiary of California Water Service Group (NYSE:CWT), announced today that it has entered into a settlement agreement with the California Public Utilities Commission’s Office of Ratepayer Advocates (ORA) and other parties to its 2012 General Rate Case. The Commission may or may not adopt the settlement agreement as proposed by the parties.

If the settlement agreement is approved as proposed, Cal Water would be authorized to invest $447 million in districts throughout California over the three-year period (2013 - 2015) in order to provide a safe and reliable water supply to its customers.  Included in the $447 million in water system infrastructure improvements is $126 million that would be recovered through the Commission’s advice letter procedure upon completion of qualified projects. Under the terms of the settlement, the Company would be authorized to increase gross revenue by approximately $45 million in 2014, $10 million in 2015, $10 million in 2016, and up to $19 million upon completion and approval of the company’s advice letter projects.

Addressing affordability, the settlement agreement provides for an increase in the discount provided to qualified low-income customers as part of its Low Income Rate

Assistance program throughout Cal Water’s service areas in California, and an increase in the Rate Support Fund assistance to customers who reside in high-cost service areas.

Another provision of the settlement is the establishment of a health care balancing account that will track changes in employee health care costs and provide for the sharing of these cost changes between customers and shareholders during the rate case cycle. The parties believe the health care balancing account provides protection to the company and its customers due to the uncertainties arising from continuing changes in medical costs and insurance nationally, while providing an incentive to actively manage these costs downward.

The Commission is expected to issue a final decision on the case in early 2014.  Additional information about the settlement agreement may be found on the Commission’s web site at www.cpuc.ca.gov.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services.  Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii.  California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”  Additional information is available on our website at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC).  The Company assumes no obligation to provide public updates of forward-looking statements.

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